UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 12, 2011
Rambus Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22339 (Commission File Number)	94-3112828 (I. R. S. Employer Identification No.)
1050 Enterprise Way, Suite 700, Sunnyvale, California 94089
(Address of principal executive offices, including ZIP code)
(408) 462-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On May 12, 2011, Rambus Inc., a Delaware corporation (“Rambus”), Padlock Acquisition Corp., a California corporation and wholly-owned subsidiary of Rambus (“Merger Sub”), Cryptography Research, Inc., a California corporation (“CRI”), and the shareholder representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”).
     Under the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, at the effective time of the merger (the “Effective Time”), Merger Sub will merge with and into CRI, with CRI as the surviving corporation. In the alternative, under certain circumstances, Rambus may elect to use an alternative form of transaction structure determined by Rambus to have a substantially similar tax structure for Rambus and the CRI shareholders.
     In this transaction Rambus will pay approximately $342,500,000, consisting of (i) $167,500,000 cash, (ii) approximately 6.4 million shares of Rambus common stock, par value $0.001 per share (“Rambus Common Stock”) (which was determined to be equal to $125,000,000 divided by the average closing sales price per share of Rambus Common Stock over the 15 business days prior to the signing date (the “Average Share Price”)), and (iii) 50,000,000 payable to CRI employees in cash or Rambus common stock over three years following the closing of the merger (the “Retention Bonus”). Approximately $40,000,000 of this consideration consisting of (i) $15,000,000 cash, and (ii) approximately 1.3 million shares of Rambus Common Stock (determined to be equal to $25,000,000 divided by the Average Share Price), will be placed in escrow until December 2012, subject to any claims, to fund any indemnification obligations to Rambus following the consummation of the merger.
     Pursuant to the Merger Agreement, the Retention Bonus shall be paid to certain CRI employees and contractors that join Rambus following closing, subject to certain eligibility and acceleration provisions, on each of the 12th, 24th and 36th month anniversaries of the closing date of the merger, in amounts up to $16,666,666 in additional payments from the $50,000,000 retention bonus pool. The first retention bonus payment will be made in cash and the following two payments will be made in either cash or shares of Rambus Common Stock at Rambus’ election.
     The Merger Agreement contemplates that Rambus will file a registration statement on Form S-3 with the SEC, registering the Rambus Common Stock issued as part of the merger consideration for resale.
     The Merger Agreement includes certain customary representations, warranties and covenants on the part of CRI, Rambus and Merger Sub, including an obligation on the part of CRI to operate its business in the ordinary course until the merger is consummated and a customary non-solicitation clause. The Merger Agreement also contains certain conditions to closing and termination rights for both Rambus and CRI.
     The consummation of the merger is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act of 1976, as amended.
     The boards of directors of Rambus and CRI have approved the Merger Agreement, and a majority of the holders of outstanding shares of CRI have approved the merger. In addition, shareholders of CRI holding approximately 90% of the outstanding shares of CRI have executed customary voting agreements supporting the transaction.
     The Merger Agreement also includes various other provisions customary for transactions of this nature. The foregoing is a summary of the material provisions of the Merger Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Merger Agreement, which Rambus will file with the SEC. Stockholders of Rambus are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Rambus, CRI or any of their respective subsidiaries.

Item 3.02	Unregistered Sales of Equity Securities.
     The information contained in Item 1.01 is hereby incorporated into this Item 3.02. In accordance with the Merger Agreement, a portion of the consideration to be delivered to the former securityholders of CRI consists of shares of Rambus Common Stock. These shares of Rambus Common Stock will be issued pursuant to exemptions from registration provided by Section 4(2) and/or Regulation D of the 1933 Securities Act, as amended.

Item 8.01	— Other Events.
     On May 12, 2011, Rambus Inc. issued a press release announcing that it has entered into an agreement to acquire CRI as described under Item 1.01 above. A copy of Rambus’ press release announcing the execution of the Merger Agreement is attached to this report as Exhibit 99.1. The information in the press release that is an exhibit to this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Press Release of Rambus Inc., issued on May 12, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2011	Rambus Inc.
/s/ Satish Rishi
Satish, Rishi, Senior Vice President, Finance and
Chief Financial Officer

Exhibit Index

Exhibit
Number	Exhibit Title
99.1	Press Release of Rambus Inc., issued on May 12, 2011.